UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ivany Mining, Inc.
(Exact name of registrant as specified in its charter)

Delaware	8-0258277
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8720 A Rue Du Frost, St. Leonard, Quebec, Canada	H1P 2Z5
(Address of Principal Executive Offices)	(Zip Code)

Investor Relations Agreement
(Full title of the plan)

Corporation Service Company, 2711 Centerville Rd., Suite 400, Wilmington, DE 19808
(Name and address of agent for service)

1.866.403.5272
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $0.001 par value	300,000 Shares	$0.45 Per Share	$135,000	$5.31

(1)	This registration statement covers the common stock issuable pursuant to a consulting agreement entitled “Investor Relations Agreement” with Focus Relations, Inc.

(2)
Estimated solely for the purpose of calculating the registration fee.  Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the bid and asked price as of a specified date within five business days prior to the date of filing the registration statement.

________________
Copies to:
Joe Laxague, Esq.
 Cane Clark LLP
3273 E. Warm Springs Rd.
Las Vegas, Nevada 89120
(702) 312-6255

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*           Information required by Part I to be contained in Section 10(a) prospectus is omitted from the RegistrationStatement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(1)	Annual Report on Form 10-KSB for the year ended June 30, 2007, filed with the Commission on September 28, 2007;

(2)
Quarterly Reports on Form 10-QSB for the periods ended September 30, 2007, December 31, 2007, and March 31, 2008 filed with the Commission on November 13, 2007, February 15, 20098, and May 16, 2008, respectively.

(3)	Current Reports on Form 8-K, filed with the Commission on October 18, 2007, October 22, 2007, January 16, 2008, January 31, 2008, and February 7, 2008; and

(4)	The Company’s Form S-1 Registration Statement filed with the Commission on March 27, 2008, as amended on April 18, 2008.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable

Item 5.	Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of it or as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries.  Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.	Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Delaware General Corporation Law and our articles of incorporation and our bylaws.

Pursuant to our articles of incorporation and our bylaws, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, (other than an action by or in the right of us) by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the company or is or was serving at the request of us as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably believed to be in our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a pleas of nolo contenders or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in our best interests and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

Our articles of incorporation and bylaws also provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of our company or procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of our company or is or was serving at our request as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in our best interests: but no indemnification shall be made in respect to any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to us unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

To the extent that a director, officer, employee, fiduciary or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in the preceding two paragraphs or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

The indemnification provided by the provisions described in this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under our articles of incorporation, the bylaws, agreements, vote of the shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
5.1	Opinion of Cane Clark LLP regarding validity of securities with consent to use
10.1	Investor Relations Agreement with Focus Relations, Inc.
23.1	Consent of Moore & Associates, Chtd., Independent Registered Public Accounting Firm
24	Power of Attorney (included on the signature page hereof)

Item 9.                                Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; or

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Articles of Incorporation of the registrant, the Bylaws of the registrant, indemnification agreements entered into between the registrant and its officers and directors or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in St. Leonard, Quebec, Canada, on July 23, 2008.

 Ivany Mining, Inc.

By:	/s/Derek Ivany
Derek Ivany
President, Chief Executive Officer, Principal Executive Officer, and Director

By:	/s/Victor Cantore
Victor Cantore
Chief Financial Officer, Chief Executive Officer, Principal Executive Officer, and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Derek Ivany as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By:	/s/Derek Ivany
Derek Ivany
President, Chief Executive Officer, Principal Executive Officer, and Director
July 24, 2008

By:	/s/Victor Cantore
Victor Cantore
Chief Financial Officer, Chief Executive Officer, Principal Executive Officer, and Director
July 24, 2008